Eastman Announces Fourth-Quarter and Full-Year 2016 Financial Results

KINGSPORT, Tenn., January 26, 2017 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $0.87 per diluted share for fourth-quarter 2016 versus $0.83 per diluted share for fourth-quarter 2015. Earnings excluding non-core items were $1.51 per diluted share for fourth-quarter 2016 versus $1.59 per diluted share for fourth-quarter 2015. For detail of the excluded non-core items and reconciliation to reported company and segment earnings, see Tables 3A and 4.

“While the global business environment in 2016 was challenging, we remained focused on execution of our specialty transformation strategy,” said Mark Costa, Board Chair and CEO. “We delivered volume growth in our specialty product lines, continued mix improvement particularly in Advanced Materials driven by double-digit growth of our innovative, high-margin products, and continued aggressive cost management. We remain confident in the resiliency of our portfolio and the sustainability of our strong cash flow going forward.”

(In millions, except per share amounts)	4Q2016	4Q2015	FY2016	FY2015
Sales revenue	$2,188	$2,225	$9,008	$9,648
Operating earnings	$273	$172	$1,404	$1,384
Operating earnings excluding non-core items*	$336	$343	$1,534	$1,717
Earnings per diluted share	$0.87	$0.83	$5.84	$5.66
Earnings per diluted share excluding non-core items*	$1.51	$1.59	$6.76	$7.28
Net cash provided by operating activities	$390	$562	$1,385	$1,624
Net cash provided by operating activities excluding accelerated pension contribution**	$540	$562	$1,535	$1,624

*For reconciliation to reported company and segment earnings, see Tables 3A and 4.
**For reconciliation to reported net cash provided by operating activities, see Table 5B.

Corporate Results 4Q 2016 versus 4Q 2015

Sales revenue declined primarily due to lower selling prices and lower Fibers sales volume more than offsetting higher sales volume in the other segments. Reported operating earnings increased due to lower non-core items (primarily annual mark-to-market pension and other post-retirement benefit plans valuation loss and asset impairments and restructuring charges) in fourth-quarter 2016. Operating earnings excluding non-core items declined as an increase in Chemical Intermediates and Advanced Materials was more than offset by declines in Fibers and Additives & Functional Products. Operating earnings were positively impacted by cost reduction actions taken throughout the year.

Segment Results 4Q 2016 versus 4Q 2015

Additives & Functional Products - Sales revenue decreased due to lower selling prices, primarily attributed to lower raw material and energy costs. The impact of the lower selling prices was partially offset by higher sales volume across the segment. Operating earnings decreased primarily due to lower selling prices more than offsetting higher sales volume.

Advanced Materials - Sales revenue was unchanged as higher sales volume of premium products, including Eastman TritanTM copolyester and Saflex® acoustic interlayers, was offset by lower selling prices, primarily for other copolyesters, attributed to lower raw material and energy costs. Operating earnings increased primarily due to higher sales volume, improved product mix of premium products, and lower unit costs due to higher capacity utilization, partially offset by lower selling prices.

Chemical Intermediates - Sales revenue increased primarily due to higher sales volume of olefin-based and functional amines products. Operating earnings increased primarily due to higher sales volume and the reduced impact of commodity hedge losses on raw material costs.

Fibers - Sales revenue decreased primarily due to lower sales volume and lower selling prices, particularly for acetate tow. Lower acetate tow sales volume was primarily due to reduced sales in China. Operating earnings declined due to lower sales volume and lower selling prices, partially offset by lower operating costs resulting from recent actions and lower raw material and energy costs.

Corporate Results 2016 versus 2015

Sales revenue declined primarily due to lower selling prices and lower Fibers sales volume more than offsetting higher sales volume in the other segments. Reported operating earnings increased due to lower non-core items (primarily annual mark-to-market pension and other post-retirement benefit plans valuation loss and asset impairments and restructuring charges) in 2016. Operating earnings excluding non-core items declined as an increase in Advanced Materials was more than offset by declines in the other segments. Operating earnings were positively impacted by cost reduction actions taken throughout the year.

Segment Results 2016 versus 2015

Additives & Functional Products - Sales revenue decreased due to lower selling prices, attributed primarily to lower raw material and energy costs. The impact of the lower selling prices was partially offset by higher sales volume across the segment. Operating earnings decreased primarily due to lower selling prices more than offsetting lower raw material and energy costs and higher sales volume.

Advanced Materials - Sales revenue increased due to higher sales volume of premium products including Eastman TritanTM copolyester, Saflex® acoustic interlayers, and performance films. This was partially offset by lower selling prices, primarily for other copolyesters, attributed to lower raw material and energy costs. Operating earnings increased primarily due to higher sales volume, improved product mix of premium products, and lower unit costs due to higher capacity utilization.

Chemical Intermediates - Sales revenue decreased due to lower selling prices, partially offset by higher sales volume of olefin-based     and functional amines products. The lower selling prices were primarily attributed to lower raw material and energy costs, as well as competitive pressures due to lower oil prices for most of the year. Operating earnings decreased due to lower selling prices, which more than offset lower raw material and energy costs, higher sales volume, and the reduced impact of commodity hedge losses on raw material costs.

Fibers - Sales revenue decreased due to lower sales volume and lower selling prices, particularly for acetate tow. Lower acetate tow sales volume was primarily due to reduced sales in China. Reported operating earnings increased due to asset impairments and restructuring charges in 2015. Operating earnings excluding asset impairments and restructuring charges declined due to lower sales volume and lower selling prices, partially offset by lower operating costs resulting from recent actions and lower raw material and energy costs.

Cash Flow

Cash from operating activities was $1.4 billion in 2016. The company contributed $200 million to its U.S. defined pension plans, including $150 million in fourth-quarter 2016 that had been planned for future years. In 2016, the company generated $909 million of adjusted free cash flow (cash from operating activities adjusted to exclude the fourth-quarter 2016 accelerated pension contribution minus capital expenditures). See Table 5B. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares.

In 2016, the company returned $417 million to stockholders through $272 million of dividends and $145 million of share repurchases. In addition, the company reduced total borrowings by $414 million. During fourth-quarter 2016, the company refinanced certain outstanding public debt with proceeds of the sale of new euro-denominated debt securities and term loan borrowings, resulting in extended weighted average maturity of outstanding debt and lowered interest expense.

Outlook

Commenting on the outlook for full-year 2017, Costa said: "We enter 2017 well positioned to benefit from our strong portfolio of specialty businesses that leverage world-class technology platforms to deliver solid growth in attractive end markets and additional earnings growth from our high-value, innovative specialty products. However, we face an uncertain global business environment and continued challenges in Fibers. As a result, we have already taken aggressive cost reduction actions in fourth-quarter 2016 and are making great progress in our efforts to accelerate innovation and market development activities. Consistent with our previous guidance, we expect adjusted EPS growth in 2017 to be between 8-12 percent."

Projected 2017 earnings exclude any non-core, unusual, or non-recurring items. Our 2017 financial results forecasts do not include any projected non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected 2017 earnings excluding non-core and any unusual or non-recurring items to projected reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full year 2017. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2016 available, and the Form 10-K to be filed for 2016 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on January 27, 2017 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-981-5526, passcode number 9168087. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, January 27, to 11:00 a.m. ET, February 6, at 888-203-1112 or 719-457-0820, passcode 9168087.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2016 revenues of approximately $9.0 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 26, 2017

For Eastman Chemical Company Fourth Quarter and Full Year 2016 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2016	2015	2016	2015
Sales	$2,188	$2,225	$9,008	$9,648
Cost of sales (1)	1,683	1,716	6,643	7,068
Gross profit	505	509	2,365	2,580
Selling, general and administrative expenses (1)	161	210	699	771
Research and development expenses (1)	54	74	217	242
Asset impairments and restructuring charges, net	17	53	45	183
Operating earnings	273	172	1,404	1,384
Net interest expense	64	65	255	263
Early debt extinguishment and other related costs	76	—	85	—
Other charges (income), net	(1)	(10)	(6)	(8)
Earnings before income taxes	134	117	1,070	1,129
Provision (benefit) for income taxes	4	(8)	199	275
Net earnings	130	125	871	854
Less: net earnings attributable to noncontrolling interest	2	1	5	6
Net earnings attributable to Eastman	$128	$124	$866	$848

Basic earnings per share attributable to Eastman	$0.88	$0.83	$5.88	$5.71
Diluted earnings per share attributable to Eastman	$0.87	$0.83	$5.84	$5.66

Shares (in millions) outstanding at end of period	146.5	147.8	146.5	147.8
Shares (in millions) used for earnings per share calculation
Basic	146.5	148.4	147.3	148.6
Diluted	147.5	149.5	148.4	149.8

(1)
Fourth quarter and twelve months 2016 and 2015 included an annual mark-to-market pension and other postretirement benefit plans valuation loss. See Table 3A for Non-GAAP earnings reconciliations by line item.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2016	2015	2016	2015
Sales by Segment
Additives & Functional Products	$720	$731	$2,979	$3,159
Advanced Materials	584	582	2,457	2,414
Chemical Intermediates	643	587	2,534	2,811
Fibers	230	316	992	1,219
Total Sales by Segment	2,177	2,216	8,962	9,603
Other	11	9	46	45
Total Eastman Chemical Company	$2,188	$2,225	$9,008	$9,648

Table 2B – Sales Revenue Change

	Fourth Quarter 2016 Compared to Fourth Quarter 2015
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(2)%	3%	(4)%	(1)%
Advanced Materials	—%	4%	(3)%	(1)%
Chemical Intermediates	10%	10%	—%	—%
Fibers	(27)%	(20)%	(7)%	—%

Total Eastman Chemical Company	(2)%	2%	(3)%	(1)%

	Twelve Months 2016 Compared to Twelve Months 2015
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(6)%	1%	(7)%	—%
Advanced Materials	2%	5%	(3)%	—%
Chemical Intermediates	(10)%	2%	(11)%	(1)%
Fibers	(19)%	(13)%	(6)%	—%

Total Eastman Chemical Company	(7)%	1%	(7)%	(1)%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2016	2015	2016	2015
Sales by Customer Location
United States and Canada	$961	$959	$4,025	$4,350
Asia Pacific	562	592	2,163	2,333
Europe, Middle East, and Africa	545	557	2,305	2,422
Latin America	120	117	515	543
Total Eastman Chemical Company	$2,188	$2,225	$9,008	$9,648

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations(1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2016	2015	2016	2015
Additives & Functional Products
Operating earnings	$120	$149	$601	$660
Asset impairments and restructuring charges, net(2)	12	—	10	—
Excluding non-core items	132	149	611	660
Advanced Materials
Operating earnings	90	83	471	384
Asset impairments and restructuring charges, net	—	—	—	18
Additional costs of acquired inventories	—	—	—	7
Excluding non-core items	90	83	471	409
Chemical Intermediates
Operating earnings	50	17	171	294
Fibers
Operating earnings	73	104	310	292
Asset impairments and restructuring charges, net	—	3	—	98
Excluding non-core items	73	107	310	390
Other
Operating loss	(60)	(181)	(149)	(246)
Mark-to-market pension and other postretirement benefit plans loss, net (3)	46	113	76	115
Asset impairments and restructuring charges, net (4)	5	50	35	67
Acquisition integration and transaction costs	—	5	9	28
Excluding non-core items	(9)	(13)	(29)	(36)

Total Eastman Chemical Company
Operating earnings	273	172	1,404	1,384
Mark-to-market pension and other postretirement benefit plans loss, net	46	113	76	115
Asset impairments and restructuring charges, net	17	53	45	183
Acquisition integration and transaction costs	—	5	9	28
Additional costs of acquired inventories	—	—	—	7
Total operating earnings excluding non-core items	$336	$343	$1,534	$1,717

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$273	$172	$1,404	$1,384
Costs of sales (3)	45	82	63	91
Selling, general and administrative expenses (3)	(2)	23	19	46
Research and development expenses (3)	3	13	3	13
Asset impairment and restructuring charges, net	17	53	45	183
Total operating earnings excluding non-core items	$336	$343	$1,534	$1,717

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Reports on Form 10-Q for third quarter 2016 and the Company's Annual Report on Form 10-K for 2015 for description of non-core items.

(2)	In fourth quarter 2016, the Company impaired a capital project resulting in a charge of $12 million.

(3)	Fourth quarter 2016 annual mark-to-market pension and other postretirement benefit plans valuation loss, net.

(4)	As part of the previously announced plan to reduce costs primarily in 2017, the Company recognized restructuring charges of $5 million primarily for severance in fourth quarter 2016.

Table 3B - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2016	2015	2016	2015
Additives & Functional Products	$132	$149	$611	$660
Advanced Materials	90	83	471	409
Chemical Intermediates	50	17	171	294
Fibers	73	107	310	390
Total segment operating earnings excluding non-core items	$345	$356	$1,563	$1,753
Total Other	(9)	(13)	(29)	(36)
Total operating earnings excluding non-core items	$336	$343	$1,534	$1,717

(1)	For identification of excluded non-core items and reconciliations to GAAP operating earnings, see Table 3A.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share Non-GAAP Reconciliations

	Fourth Quarter 2016
	Operating Earnings	Earnings Before Income Taxes	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$273	$134	$128	$0.87
Non-Core Items: (1)
Asset impairments and restructuring charges, net	17	17	13	0.09
Mark-to-market pension and other postretirement benefit plans loss, net	46	46	32	0.21
Early debt extinguishment and other related costs (2)	—	76	50	0.34
Excluding non-core items	$336	$273	$223	$1.51

	Fourth Quarter 2015
	Operating Earnings	Earnings Before Income Taxes	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$172	$117	$124	$0.83
Non-Core Items: (3)
Mark-to-market pension and other postretirement benefit plans loss, net	113	113	69	0.46
Asset impairments and restructuring charges, net	53	53	42	0.28
Acquisition integration and transaction costs	5	5	4	0.02
Excluding non-core items	$343	$288	$239	$1.59

(1)	See Table 3A for description of fourth quarter 2016 non-core items.

(2)	Early redemption premiums and related derivatives and hedging costs resulting from early repayment of certain long-term debt.

(3)	See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for description of 2015 non-core items.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share Non-GAAP Reconciliations (continued)
	Twelve Months 2016
	Operating Earnings	Earnings Before Income Taxes	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$1,404	$1,070	$866	$5.84
Non-Core Items: (1)
Mark-to-market pension and other postretirement benefit plans loss, net (2)	76	76	56	0.37
Asset impairments and restructuring charges, net (2)	45	45	28	0.19
Acquisition integration and transaction costs	9	9	5	0.04
Early debt extinguishment and other related costs (3)	—	85	56	0.37
Cost of disposition of claims against discontinued Solutia operations	—	5	3	0.02
Gain from sale of equity investment in Primester joint venture	—	(17)	(11)	(0.07)
Excluding non-core items	$1,534	$1,273	$1,003	$6.76

	Twelve Months 2015
	Operating Earnings	Earnings Before Income Taxes	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax	Per Diluted Share
As reported	$1,384	$1,129	$848	$5.66
Non-Core Items: (1)
Asset impairments and restructuring charges, net	183	183	151	1.00
Mark-to-market pension and other postretirement benefit plans loss, net	115	115	70	0.47
Acquisition integration and transaction costs	28	28	18	0.12
Additional costs of acquired inventories	7	7	4	0.03
Excluding non-core items	$1,717	$1,462	$1,091	$7.28

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Reports on Form 10-Q for third quarter 2016 and the Company's Annual Report on Form 10-K for 2015 for description of non-core items.

(2)	See Table 3A for description of fourth quarter 2016 non-core items.

(3)	Early redemption premiums and related derivatives and hedging costs resulting from early repayment of certain long-term debt.

Table 5A – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions)	2016	2015	2016	2015
Operating activities
Net earnings	$130	$125	$871	$854
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	144	142	580	571
Mark-to-market loss on pension and other postretirement benefit plans	46	113	76	115
Asset impairment charges	9	—	9	107
Early debt extinguishment and other related costs	76	—	85	—
Gain on sale of assets	—	—	(17)	—
Provision for deferred income taxes	96	78	185	107
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	76	168	(29)	114
(Increase) decrease in inventories	43	(3)	55	(26)
Increase (decrease) in trade payables	73	37	7	(102)
Pension and other postretirement contributions in excess of expenses (1)	(229)	(110)	(350)	(259)
Variable compensation less than expenses	36	51	17	71
Other items, net	(110)	(39)	(104)	72
Net cash provided by operating activities	390	562	1,385	1,624
Investing activities
Additions to properties and equipment	(251)	(226)	(626)	(652)
Proceeds from sale of assets and equity investment	—	—	41	4
Acquisitions, net of cash acquired	—	—	(26)	(45)
Other items, net	(45)	—	(44)	—
Net cash used in investing activities	(296)	(226)	(655)	(693)
Financing activities
Net increase (decrease) in commercial paper borrowings	105	38	(150)	195
Proceeds from borrowings	1,041	—	1,848	250
Repayment of borrowings	(1,169)	(275)	(2,126)	(950)
Dividends paid to stockholders	(68)	(59)	(272)	(238)
Treasury stock purchases	(25)	(55)	(145)	(103)
Dividends paid to noncontrolling interest	—	—	(8)	(6)
Proceeds from stock option exercises and other items, net	(1)	—	15	8
Net cash used in financing activities	(117)	(351)	(838)	(844)
Effect of exchange rate changes on cash and cash equivalents	(3)	(1)	(4)	(8)
Net change in cash and cash equivalents	(26)	(16)	(112)	79
Cash and cash equivalents at beginning of period	207	309	293	214
Cash and cash equivalents at end of period	$181	$293	$181	$293

(1)
Reflects changes in pension and other postretirement benefit plans assets, liabilities, and accumulated other comprehensive income resulting primarily from net periodic benefit credits and costs, contributions, and currency remeasurement. Fourth quarter and twelve months 2016 includes contributions of $150 million and $200 million, respectively, and fourth quarter and twelve months 2015 includes contributions of $35 million and $125 million, respectively, to the Company's U.S. defined benefit pension plans.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2016	2015	2016	2015
Net cash provided by operating activities	$390	$562	$1,385	$1,624
Add: Accelerated pension contribution	150	—	150	—
Adjusted net cash provided by operating activities	540	562	1,535	1,624
Less: Additions to properties and equipment	251	226	626	652
Adjusted free cash flow	$289	$336	$909	$972

Table 6A – Selected Balance Sheet Items

	December 31,	December 31,
(Dollars in millions, unaudited)	2016	2015
Cash and cash equivalents	$181	$293
Total borrowings	6,594	7,008
Total Eastman stockholders' equity	4,545	3,941

Table 6B – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2016	2015
Total borrowings	$6,594	$7,008
Less: Cash and cash equivalents	181	293
Net debt	$6,413	$6,715